EX-4.ttt

                                                                         JACKSON
                                                 NATIONAL LIFE INSURANCE COMPANY

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               GUARANTEED MINIMUM ACCUMULATION BENEFIT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE OF THE CONTRACT, UNLESS ANOTHER EFFECTIVE DATE FOR THIS ENDORSEMENT IS SHOWN BELOW. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

SELECTION OF THIS GUARANTEED MINIMUM ACCUMULATION BENEFIT (GMAB) ENDORSEMENT RESTRICTS THE PAYMENT OF PREMIUMS INTO THE CONTRACT TO WHICH IT IS ATTACHED TO THE FIRST [90] DAYS FROM THE ISSUE DATE WHILE THE GMAB IS IN EFFECT.

THE GMAB FIXED ACCOUNT IS SUBJECT TO AN EXCESS INTEREST ADJUSTMENT WHICH MAY INCREASE OR DECREASE AMOUNTS PAYABLE, TRANSFERRED OR WITHDRAWN, BUT THE GMAB FIXED ACCOUNT VALUE WILL NEVER DECREASE TO LESS THAN THE GMAB FIXED ACCOUNT MINIMUM VALUE.

THE CONTRACT IS AMENDED AS FOLLOWS:

1) The following language is added to the CONTRACT DATA PAGE of the Contract:

"GMAB FIXED ACCOUNT MINIMUM INTEREST RATE:              [3.00]%


GUARANTEED MINIMUM ACCUMULATION                         On a calendar  quarter basis,  the charge equals [0.125]% of
BENEFIT (GMAB) CHARGE:                                  the Guaranteed Value and is deducted from the Contract Value
                                                        (i) at the end of  each  calendar  quarter;  and  (ii)  upon termination of the GMAB.  Upon  re-election of the GMAB, the
                                                        Company  reserves  the right to  increase  the GMAB  Charge, subject to a maximum GMAB Charge,  on a quarterly  basis, of
                                                        [0.250]%.

                                                        The GMAB Charge will be discontinued upon the termination of this benefit.

INITIAL GUARANTEE PERIOD:                               [10] Contract Years

EXCESS INTEREST ADJUSTMENT: Certain payments, transfers and withdrawals from the GMAB Fixed Account are subject to an Excess Interest Adjustment, the calculation of which may result in an increase or decrease in amounts payable. In no event will a total withdrawal from a GMAB Fixed Account be less than GMAB Fixed Account Minimum Value.

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

TRANSFER/TRANSFER CHARGE (CONTINUED):                   FROM THE GMAB FIXED ACCOUNT TO AN  INVESTMENT  DIVISION OR TO
                                                        A  FIXED  ACCOUNT  OPTION.  The  Company  will  automatically transfer  amounts from the GMAB Fixed Account (subject to any applicable  Excess Interest  Adjustment) to the Fixed Account
                                                        Options   and   Investment   Divisions,   based  on   current
                                                        instructions,   upon   termination  of  the  GMAB  while  the
                                                        Contract  is  in  force.  If  necessary,   the  Company  will
                                                        automatically  transfer  amounts from the GMAB Fixed  Account to the Fixed Account Options and Investment Divisions,  based on current  instructions,  upon  re-election of the GMAB. The
                                                        Owner may not  transfer  funds from the GMAB  Fixed  Account.
                                                        These  automatic  transfers  will not count  against the [15]
                                                        free transfers in a Contract Year.

                                                        FROM AN INVESTMENT DIVISION OR A FIXED ACCOUNT OPTION TO THE
                                                        GMAB FIXED ACCOUNT. The Company will automatically  transfer amounts  from the  Fixed  Account  Options  (subject  to any
                                                        applicable   Excess  Interest   Adjustment)  and  Investment
                                                        Divisions  to the GMAB Fixed  Account  upon  election of the
                                                        GMAB after the Issue Date.  If  necessary,  the Company will
                                                        automatically   transfer  amounts  from  the  Fixed  Account
                                                        Options   (subject  to  any   applicable   Excess   Interest
                                                        Adjustment)  and  Investment  Divisions  to the  GMAB  Fixed
                                                        Account  upon  re-election  of the  GMAB.  The Owner may not transfer  funds to the GMAB Fixed Account.  These  automatic transfers  will not count against the [15] free transfers in a Contract Year."

2) The following language is added to the DEFINITIONS section of the Contract:

"GMAB FIXED ACCOUNT. A Contract account under which the Current Interest Rate will be credited for a specific period.

GMAB FIXED ACCOUNT MINIMUM VALUE. Premiums, less any applicable premium tax, and transfers allocated to the GMAB Fixed Account, less transfers, withdrawals, and charges from the GMAB Fixed Account, accumulated at the GMAB Fixed Account Minimum Interest Rate, less any Withdrawal Charge or any tax due.

GUARANTEE PERIOD. The time period at the end of which the Guaranteed Value is guaranteed.

GUARANTEED VALUE. The minimum Contract Value guaranteed at the end of the elected Guarantee Period."

3) The following DEFINITIONS in the Contract are amended as follows:

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

"BASE INTEREST RATE. The rate of interest established by the Company, in its sole discretion, for a specified Fixed Account Option period or the GMAB Fixed Account period. In no event will the Base Interest Rate for a Fixed Account Option be less than the Fixed Account Minimum Interest Rate shown on the Contract Data Page. In no event will the Base Interest Rate for the GMAB Fixed Account be less than the GMAB Fixed Account Minimum Interest Rate shown on the Contract Data Page.

CURRENT INTEREST RATE. The Base Interest Rate plus any additional interest rate credited by the Company, less any charges due under any optional endorsements to the Contract. In no event will the Current Interest Rate for a Fixed Account Option be less than the Fixed Account Minimum Interest Rate shown on the Contract Data Page. In no event will the Current Interest Rate for the GMAB Fixed Account be less than the GMAB Fixed Account Minimum Interest Rate shown on the Contract Data Page.

EXCESS INTEREST ADJUSTMENT. An adjustment applied, with certain exceptions, to amounts withdrawn, transferred or annuitized from a Fixed Account Option or the GMAB Fixed Account prior to the end of the applicable Fixed Account Option period or GMAB Fixed Account period.

FIXED ACCOUNT. Contract Values allocated to one or more of the Fixed Account Options and/or the GMAB Fixed Account under the Contract. Allocations made to the Fixed Account Options and the GMAB Fixed Account are held under the general account of the Company. The general account is made up of all general assets of the Company, other than those in the Separate Account and other segregated asset accounts.

FIXED ACCOUNT CONTRACT VALUE. The sum of all amounts allocated and credited to the Fixed Account Options and/or the GMAB Fixed Account under the Contract, less any amounts canceled or withdrawn for charges, deductions, withdrawals or transfers."

4) The following language is added to the GENERAL PROVISIONS: DEFERMENT OF PAYMENTS provision of the Contract:

"The Company may defer payment from a GMAB Fixed Account for a period not exceeding six (6) months. Deferral for the six (6) month period will be made only if We make a written request and receive written approval from the regulatory official of the Issue State. Subject to state requirements, interest will be credited during such deferred period."

5)   The  following  language  is added to the  ACCUMULATION  PROVISIONS  of the
     Contract:

"GMAB FIXED ACCOUNT. The GMAB Fixed Account period is equal to the Guarantee Period. Amounts allocated to the GMAB Fixed Account will earn interest at the Current Interest Rate from the date of allocation to the end of the GMAB Fixed Account period, compounded annually. Base Interest Rates for subsequent GMAB Fixed Account periods may be higher or lower than the Base Interest Rates previously declared by the Company.

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


Except in the 30-day period following the end of a GMAB Fixed Account period, any amount withdrawn, transferred, or annuitized from a GMAB Fixed Account will be subject to an Excess Interest Adjustment. The Excess Interest Adjustment will be calculated by multiplying the amount withdrawn, transferred or annuitized by the formula described below:

                        (m/12)
                [1 + I]
        -------------------------- -1
                           (m/12)
             [1 + J + .005]


WHERE:

I = The Base Interest Rate credited to the existing GMAB Fixed Account period.

J = The Base Interest Rate that would be credited to a new GMAB Fixed Account period of the same duration at the time of withdrawal, transfer, or annuitization. When no GMAB Fixed Account of the same duration is available, the rate will be established by linear interpolation.

m = The number of complete months remaining to the end of current GMAB Fixed Account period.

In no event will a total withdrawal from the GMAB Fixed Account be less than the GMAB Fixed Account Minimum Value.

GUARANTEED MINIMUM ACCUMULATION BENEFIT. The GMAB provides a guarantee to the Owner that the Contract Value at that end of the Guarantee Period will be no less than the Premium, net of any applicable premium taxes and adjusted for partial withdrawals, if elected as of the Issue Date of the Contract, or the Contract Value at the beginning of the Guarantee Period, adjusted for partial withdrawals, if elected after the Issue Date.

ASSESSMENT OF GMAB CHARGE.

The GMAB Charge is as specified above. This charge will be deducted at the end of each calendar quarter on a pro rata basis from the Separate Account Contract Value and the Fixed Account Contract Value. The application of the GMAB Charge to the Separate Account Contract Value results in redemption of Accumulation Units. The GMAB Charge will not affect the value of the Accumulation Units. The GMAB Charge will not be subject to an Excess Interest Adjustment. The first GMAB Charge will be assessed on a pro rata basis from the effective date of this endorsement to the end of the first calendar quarter after the effective date of this endorsement. Upon termination of the GMAB, a pro rata GMAB Charge will be assessed against Your Contract Value for the period from the end of the last calendar quarter to the termination date of the GMAB.

AT ELECTION.

Upon election of the GMAB as of the Issue Date of the Contract, a percentage of the Premium, net of any applicable premium taxes, will be automatically allocated to the GMAB Fixed Account.

Upon election of the GMAB after the Issue Date, a percentage of the Contract Value will be automatically transferred from the Investment Divisions and Fixed Account Options to the GMAB Fixed Account. The amount applied to the GMAB Fixed Account on transfers from a Fixed Account Option will be adjusted for any applicable Excess Interest Adjustment.

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

If elected as of the Issue Date of the Contract, the Guaranteed Value is equal to the Premium net of any applicable premium taxes. At election after the Issue Date, the Guaranteed Value is equal to the Contract Value on the effective date, adjusted for any applicable Excess Interest Adjustment on amounts transferred from Fixed Account Options. The Guaranteed Value is subject to a maximum of $[5,000,000].

If the age of the Owner (or either Joint Owner) is incorrectly stated at the time of the election of the GMAB, and the correct age of the Owner (or either Joint Owner) exceeds the maximum allowable age, the GMAB will be null and void and all GMAB charges will be refunded.

SUBSEQUENT PREMIUMS.

While the GMAB is in effect, subsequent Premium will only be accepted within [90] days of the Issue Date. A percentage of each subsequent Premium will be allocated to the GMAB Fixed Account in accordance with the required allocation percentage determined at election of the GMAB.

The Guaranteed Value will be increased by any subsequent Premium payments, net of any applicable premium taxes (subject to a maximum of $[5,000,000]).

AT THE END OF THE GUARANTEE PERIOD.

If the Contract Value at the end of the Guarantee Period is less than the Guaranteed Value, an amount equal to the difference between the Guaranteed Value and the Contract Value will be added to the Contract Value. This additional amount will be allocated to the Investment Divisions and Fixed Account Options in accordance with the current instructions for the Contract.

The GMAB will be automatically terminated unless a written request for re-election of the GMAB has been received in Good Order by the Service Center within [30] days prior to the Contract Anniversary.

Upon written request and subject to availability, the GMAB may be re-elected.

If the GMAB is re-elected, the Contract Value will be rebalanced to meet the current GMAB Fixed Account allocation requirements and amounts, if necessary, will be transferred to or from the GMAB Fixed Account as described in Transfer/Transfer Charge on the Contract Data Page. The Guaranteed Value will be re-set to equal the Contract Value adjusted for any applicable Excess Interest Adjustment on amounts transferred from the Fixed Account Options (subject to a maximum of $[5,000,000]) and a new Guarantee Period will be established. The Company will send a notice to the Owner, which will reflect the new Guarantee Period.

CONTRACT VALUE REDUCES TO ZERO

If, while the GMAB is in effect, the Contract Value falls to zero due to the deduction of charges, the Guaranteed Value is paid to the Owner and the GMAB terminates."

6) The following ACCUMULATION PROVISIONS in the Contract are amended as follows:

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

"FIXED ACCOUNT CONTRACT VALUE. The Fixed Account Contract Value under the Contract shall be the sum of all monies allocated or transferred to the Fixed Account Options and/or the GMAB Fixed Account, reduced by any applicable taxes, plus all interest credited, adjusted for withdrawals, transfers and charges."

7) The following language is added to the WITHDRAWAL PROVISIONS of the Contract:

"Partial withdrawals will reduce the Guaranteed Value in the same proportion that the Contract Value is reduced on the date of the withdrawal.

In addition to a Withdrawal Charge, a withdrawal from a GMAB Fixed Account may also incur an Excess Interest Adjustment."

8) The following WITHDRAWAL PROVISIONS in the Contract are amended as follows:

"Unless otherwise specified, the withdrawal will be made from each Investment Division, each Fixed Account Option and the GMAB Fixed Account in proportion to their current value. The percentage of a partial withdrawal taken from the GMAB Fixed Account cannot exceed the ratio of the GMAB Fixed Account value to the Contract Value. Withdrawals will be based on values at the end of the Business Day on which the request for withdrawal is received in Good Order at the Service Center.

Although additional free withdrawals reduce principal in the Investment Divisions, Fixed Account Options and GMAB Fixed Account, they do not reduce Remaining Premium."

9) The following language is added to the WITHDRAWAL PROVISIONS: WAIVER OF THE WITHDRAWAL CHARGE DUE TO TERMINAL ILLNESS provision of the Contract:

"A withdrawal from the GMAB Fixed Account may be subject to an Excess Interest Adjustment."

10) The following language is added to the WITHDRAWAL PROVISIONS: WAIVER OF WITHDRAWAL CHARGE FOR SPECIFIED CONDITIONS provision of the Contract:

"A withdrawal from the GMAB Fixed Account may be subject to an Excess Interest Adjustment."

11) The following language is added to the WITHDRAWAL PROVISIONS: WAIVER OF WITHDRAWAL CHARGE FOR EXTENDED CARE provision of the Contract:

"A withdrawal from the GMAB Fixed Account may be subject to an Excess Interest Adjustment."

12) The following language is added to the DEATH BENEFIT PROVISIONS of the
    Contract:

"Upon the death of the Owner or the death of any Joint Owner, while the Contract is still in force and before the Income Date, the GMAB terminates without value.

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

Upon continuation of the Contract by a spousal Beneficiary, the GMAB will remain in effect and may be subsequently terminated upon written request on or after the [seventh] Contract Anniversary. The Guarantee Period will continue to be based on the original effective date or re-election date, as applicable. Contract Anniversaries will continue to be based on the anniversary of the original Contract's Issue Date."

TERMINATION OF THE GMAB. The GMAB will terminate, a pro rata GMAB Charge will be assessed against Your Contract Value for the period from the end of the last calendar quarter to the termination date of the GMAB, and all benefits under this endorsement will cease on the earlier of:

1.   the date the Owner elects to receive income payments under the Contract;

2.   the date of a full surrender;

3. the date upon which the Contract terminates because the Owner or any Joint Owner dies, unless continued by the spouse;

4.   the date the Contract Value falls to zero;

5.   the end of the Guarantee Period, unless re-elected by the Owner; and

6. the date the Service Center receives a written request in Good Order from the Owner to terminate the GMAB on or after the [seventh] Contract Anniversary.

Endorsement effective date (if different from Issue Date of the Contract):
____________________

                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE COMPANY

                                        CLARK P. MANNING, JR.

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


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